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                                                                       EXHIBIT B

   TRANSACTIONS IN SHARES DURING THE PERIOD COMMENCING FROM THE 60-DAY PERIOD
               PRECEDING DECEMBER 21, 1998 THROUGH THE DATE HEREOF



Name of Person Causing Transactions: Bennett Lindenbaum (12-18-98) and Jet I, L.P. (11-02-98)


Date      # of Shares Purchased   Price per Share   Transaction place and manner
----      ---------------------   ---------------   ----------------------------
12-18-98            100              $ 14.625       NASDAQ National Market
                                                    (open market purchase)

11-02-98          4,300              $ 11.375       NASDAQ National Market
                                                    (open market purchase)